  EXHIBIT 7

August 20, 2015

Cherif Medawar

United Group Fund, Inc.

18622 ROCOSO PL

TARZANA, CA 91356

Re: Qualification Statement for United Group Fund, Inc. on Form 1-A

Dear. Mr. Lowther:

I have been retained by Poverty Dignified, Inc, (the "Company"), in connection with the Qualification Statement (the "Qualification Statement") on Form 1-A, relating to the offering of 25,000,000 shares to be sold. You have requested that I render my opinion as to whether or not the securities proposed to be issued on terms set forth in the Qualification Statement are validly issued, fully paid, and non-assessable.

In connection with the request, I have examined the following:

1. Certificate of Incorporation of the Company;

2. Bylaws of the Company;

3. The Qualification Statement; and

4. Unanimous consent resolutions of the Company's Board of Directors.

I have examined such other corporate records and documents and have made such other examinations, as I have deemed relevant.

Based on the above examination, I am of the opinion that the securities of the Company to be issued pursuant to the Qualification Statement are validly authorized and will be validly issued, fully paid and non-assessable under the corporate laws of the State of Delaware, including the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

I hereby consent to the filing of this opinion as an exhibit and to the Qualification Statement and to the reference to our firm under "Experts" in the related Prospectus. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission.

//

Sincerely,

Jillian Ivey Sidoti, Esq.

38730 Sky Canyon Drive, Ste A, Murrieta, CA 92563

n Drive, Ste A, Murrieta, CA 92563